Exhibit 99.1

MYOS CORPORATION ANNOUNCES APPOINTMENT OF JOSEPH C. DOSSANTOS AS CHIEF FINANCIAL OFFICER

- Leadership Team Strengthened with Seasoned Pharmaceutical Industry Veteran -

CEDAR KNOLLS, NJ – May 19, 2014 – MYOS Corporation (“MYOS” or the “Company”) (OTCBB:  MYOS), an emerging biotherapeutics and bionutrition company focused on the discovery, development and commercialization of products that improve muscle health and performance, announced today the appointment of Joseph C. DosSantos, as Chief Financial Officer.  Mr. DosSantos will lead the finance team, as the Company continues to expand the distribution of MYO-X® , its lead product, in the commercial sports nutrition market, extends product reach for FortetropinTM (also known as MYO-T12®) into the age management market, and develops its emerging muscle health therapeutics business for multiple treatment indications including sarcopenia, cachexia and age-associated muscle loss.  Carl DeFreitas will assume the role of Vice President and Corporate Controller reporting to Mr. DosSantos.

Mr. DosSantos is an accomplished finance and accounting executive with nearly twenty-five years of senior-level experience in building and managing global finance teams, including over a decade in the pharmaceutical industry.  He brings to MYOS solid business acumen and experience in global public company internal and external financial reporting, accounting and controls, business acquisitions and collaborations, forecasting and budgeting, and management of global shared service functions.  Additionally, Mr. DosSantos has participated in capital raising initiatives on behalf of private and public companies.

“I am thrilled that Joe is joining us as CFO of MYOS,” said Robert J. Hariri, M.D., Ph.D., Chairman of the Board of MYOS.  “I had the pleasure of working closely with Joe for seven years at Celgene Corporation where he played a pivotal role in building a world-class ‘winning’ global finance team during a period of unprecedented corporate growth.  I have always had enormous respect for Joe's professionalism, deep subject matter expertise and style of leadership which I know is superbly suited for companies at this stage of growth.  His experience is perfectly aligned with MYOS’ strategic priorities, our commitment to operational excellence, and our near-term vision to propel the Company to the next stage of growth.  He will be instrumental in preparing for the exciting future of MYOS and securing the Company’s position as a leader in muscle health.”

Mr. DosSantos commented, “In a very short period of time, MYOS has demonstrated impressive market expansion and commercial success with the deployment of products in multiple market segments including age management.  I am excited to have the opportunity to join MYOS at such an exciting time, and I look forward to working closely with the team to continue to build on this momentum and unlock significant shareholder value through the execution of our business strategy.”

Mr. DosSantos joins MYOS from Actavis plc, a New York Stock Exchange listed global specialty pharmaceutical company focused on developing, manufacturing and distributing generic, brand and biosimilar products, where he served as Executive Director, Finance Operations.  Previously, he served as Vice President, Corporate Controller, of Alvogen, a multi-national, privately-owned pharmaceutical company focused on developing, manufacturing, and distributing generic, over-the-counter and biosimilar pharmaceutical products.  Mr. DosSantos has also served as Senior Director, Assistant

Corporate Controller at Celgene Corporation, a NASDAQ-listed global biopharmaceutical company engaged in the discovery, development and commercialization of innovative therapies for the treatment of cancer and immune-inflammatory related diseases.  Additionally he has held positions of increasing responsibilities at Cytec Industries and National Starch & Chemical, two multi-national chemical companies. Mr. DosSantos is a licensed certified public accountant in New Jersey, graduated from Kean University in 1991 with a B.S. in Accountancy and holds an M.B.A. in Finance from Seton Hall University.

About MYOS Corporation
MYOS is a developmental stage bionutrition and biotherapeutics company focused on the discovery, development and commercialization of products that improve muscle health and function essential to the management of sarcopenia, cachexia and degenerative muscle diseases.  MYOS is the owner of FortetropinTM (also known as MYO-T12®), the first clinically proven natural myostatin inhibitor.  Myostatin is a natural regulatory protein, which inhibits muscle growth and recovery.  Medical literature suggests that lowering myostatin levels has many potential health benefits including increased muscle mass, healthy weight management, improved energy levels, stimulation of muscle healing as well as treating sarcopenia, a condition of age-related loss of muscle mass.  For more information on MYO-T12 and to discover why MYOS is known as "The Muscle Company,"™ visit www.myoscorp.com.

The Company's first commercial product MYO-X®, powered by MYO-T12®, is distributed by Maximum Human Performance (MHP) and is currently available on popular retailer websites including www.mhpstrong.com, www.bodybuilding.com, www.amazon.com and in specialty retailers including GNC and Vitamin Shoppe and others.  MYOS believes that MYO-X, as well as future products it envisions, will redefine existing standards for muscle health.

Forward-Looking Statements
Any statements in this release that are not historical facts are forward-looking statements.  Actual results may differ materially from those projected or implied in any forward-looking statements.  Such statements involve risks and uncertainties, including but not limited to those relating to the successful continued research of MYO-T12® and its effects on myostatin inhibition, including our research and development activities, product and customer demand, the continued growth of repeat purchases, market acceptance of our existing and future products, the ability to create new products through research and development, the continued growth in market expansion and revenue including the expansion into the age management market, the successful entry into new markets including the age management market, the ability to attract additional investors and increase shareholder value, the ability to generate the forecasted revenue stream and cash flow from sales of Fortetropin™ and MYO-X™, the ability to achieve a sustainable profitable business, the effect of economic conditions, the ability to protect our intellectual property rights, the continued growth and expansion of MYO-X in GNC, Vitamin Shoppe and other specialty retail stores, the ability to strengthen our manufacturing relationships and reduce the costs of our products, competition from other providers and products, risks in product development, our ability to raise capital to fund continuing operations, and other factors discussed from time to time in our Securities and Exchange Commission filings.  We undertake no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made except as required by law.

These statements have not been evaluated by the Food and Drug Administration.  This product is not intended to diagnose, treat, cure or prevent any disease.

Investor and Media Contact:
Jenene Thomas
Investor Relations and Corporate Communications
(973)509-0444
jthomas@myoscorp.com

SOURCE:  MYOS Corporation

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